SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of
1934 (Amendment No.  )

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ASTRONICS CORPORATION

(Name of Registrant as specified in its charter)

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ASTRONICS CORPORATION
130 Commerce Way,
East Aurora, New York 14052

Dear Fellow Shareholders:

It is my pleasure to invite you to the 2019 Astronics Corporation Annual Meeting of Shareholders. The meeting will be held at 10:00 a.m., Central Time, on Thursday, May 30, 2019 at Astronics Connectivity Systems & Certification Corp. at 804 S. Northpoint Blvd., Waukegan, Illinois 60085. The attached Notice of Annual Meeting of Shareholders and Proxy Statement discuss the items scheduled for a vote by shareholders at the meeting.

The Securities and Exchange Commission rules allow companies to furnish proxy materials to their shareholders over the Internet. As a result, most of our shareholders will receive in the mail a notice regarding availability of the proxy materials for the annual meeting on the Internet instead of paper copies of those materials. The notice contains instructions on how to access the proxy materials over the Internet and instructions on how shareholders can receive paper copies of the proxy materials, including a proxy or voting instruction form. This process expedites shareholders’ receipt of proxy materials and lowers the cost of our annual meeting.

The Board of Directors has fixed the close of business on April 10, 2019, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend, please sign, date and return the enclosed proxy card in the enclosed postage-paid envelope or vote by telephone or using the internet as instructed on the enclosed proxy card. If you attend the Annual Meeting, you may vote your shares in person if you wish.

Please vote your shares as soon as possible. This is your annual meeting, and your participation is important.

Kevin T. Keane
Chairman of the Board

East Aurora, New York
April 17, 2019

ASTRONICS CORPORATION
130 COMMERCE WAY, EAST AURORA, NEW YORK 14052

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DEAR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Astronics Corporation will be held at Astronics Connectivity Systems & Certification Corp. located at 804 S. Northpoint Blvd., Waukegan, Illinois 60085, USA at 10:00 a.m. Central Time on Thursday, May 30, 2019, to consider and take action on the following:

1.	To elect eight directors to hold office until the 2020 Annual Meeting and until their successors have been elected and qualified;
2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2019; and
3.	To take action upon and transact such other business as may be properly brought before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on Wednesday, April 10, 2019 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. Only shareholders of record at the close of business on April 10, 2019 will be entitled to vote at the annual meeting.

It is important that your shares be represented at the Annual Meeting whether or not you plan to attend. Accordingly, we request that you vote at your earliest convenience. Further instructions are contained in the proxy card.

By Order of the Board of Directors

David C. Burney,
Secretary

East Aurora, New York
Dated: April 17, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 30, 2019:

The proxy materials and 2018 Annual Report to Shareholders are available at http://materials.proxyvote.com/046433 or may be requested by telephone at 1-800-579-1639.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS MAY 30, 2019

This Proxy Statement and the form of proxy are furnished to the shareholders of Astronics Corporation, a New York corporation (“Astronics” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 30, 2019, at Astronics Connectivity Systems & Certification Corp. located at 804 S. Northpoint Blvd., Waukegan, Illinois 60085 USA at 10:00 a.m. Central Time and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. In addition to solicitation by mail, to the extent necessary to ensure sufficient representation at the Annual Meeting, solicitations may be made by personal interview, telecommunication by officers and other regular employees of the Company. The cost of this proxy solicitation will be borne by the Company. It is contemplated that the Notice Regarding the Availability of Proxy Materials will be first sent to shareholders on or about April 17, 2019.

If the proxy is properly executed and returned, and the shareholder specifies a choice on the proxy, the shares represented thereby will be voted (or withheld from voting) in accordance with the instructions contained therein. If the proxy is executed and returned but no specification is made, the proxy will be voted (i) FOR the election of each of the nominees for director listed below, and (ii) FOR the proposal to ratify the appointment of independent auditors. The Board of Directors of the Company knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this proxy statement. If any other matters are properly presented at the Annual Meeting, the proxy holders will vote the proxies in accordance with their judgment.

RECORD DATE AND VOTING SECURITIES

The Board of Directors has fixed the close of business on Wednesday, April 10, 2019 as the record date for determining the holders of Astronics Common Stock (“Common Stock”) and Astronics Class B Common Stock (“Class B Stock”) entitled to notice of and to vote at the Annual Meeting. On April 10, 2019, Astronics Corporation had outstanding and entitled to vote at the meeting a total of 24,529,479 shares of Common Stock and 8,122,382 shares of Class B Stock. Each outstanding share of Common Stock is entitled to one vote and each outstanding share of Class B Stock is entitled to 10 votes on all matters to be brought before the meeting. The Common Stock and Class B Stock vote as a single class on all matters presented at the meeting.

In order for business to be conducted, a quorum must be present at the Annual Meeting. A quorum is a majority of the outstanding shares of Common Stock and Class B Stock entitled to vote at the Annual Meeting. Abstentions, broker non-votes and withheld votes will be counted in determining the existence of a quorum at the Annual Meeting.

Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the eight nominees receiving the most votes will be elected. Votes cast FOR the nominees will count as “yes votes” and WITHHOLD votes will be excluded entirely from the vote and will have no effect. A majority of the votes cast is required to approve the selection of the Company’s auditors. Votes may be cast FOR, AGAINST or ABSTAIN on the approval of this proposal. Abstentions are not counted in the number of votes cast and will have no effect on the results of the vote. Proxy cards that are executed and returned without any designated voting direction will be voted in the manner stated on the proxy card.

Brokers may not vote your shares on any matter in the absence of specific voting instructions from you. Please contact your broker directly if you have questions about how to provide such instructions. The execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. A shareholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary, by appearing at the Annual Meeting and so stating, or by submitting another duly executed proxy bearing a later date.

PROPOSAL 1: ELECTION OF DIRECTORS

New Board Developments

On December 14, 2018, Mr. Mark Moran joined the Board of Directors of the Company.

On March 2, 2019, Mr. John Drenning passed away. The Board of Directors and Management of the Company are grateful for Mr. Drenning’s nearly 50 years of service on the Board of Directors.

On April 9, 2019, following Mr. Drenning’s death, the Board of Directors decreased the size of the Board from nine to eight.

Election of Directors

Our By-Laws, as amended, provide that our Board of Directors shall be composed of not less than three nor more than nine persons, as determined by the Board of Directors. Following the death of Mr. John Drenning, the Board of Directors decreased the size of the Board from nine to eight. The Directors are elected at each annual meeting of shareholders and to serve for a term of one year or until their successors are duly elected and qualified.

Each of the Directors attended at least 75% of the Board meetings held in 2018, except Mr. Moran who joined the Board in December 2018. With the exception of Mr. Gundermann, each of the nominees is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards as currently in effect.

Unless instructions to the contrary are received, it is intended that the shares represented by proxies will be voted for the election as Directors of Raymond W. Boushie, Robert T. Brady, Jeffry D. Frisby, Peter J. Gundermann, Warren C. Johnson, Kevin T. Keane, Neil Kim and Mark Moran, each of whom has been previously elected by our shareholders other than Mr. Moran. If any of these nominees should become unavailable for election for any reason, it is intended that the shares represented by the proxies solicited herewith will be voted for such other person as the Board of Directors shall designate. The Board of Directors has no reason to believe that any of these nominees will be unable or unwilling to serve if elected to office.

The following information is provided concerning the nominees for director:

Name of Nominee	Age	Positions and Offices With Astronics	First Elected or Appointed Director
Raymond W. Boushie	79	Lead Director; Compensation (Chair) and Audit Committees of the Board of Directors	2005
Robert T. Brady	78	Director; Audit (Chair) and Compensation Committees of the Board of Directors	1990
Jeffry D. Frisby	63	Director; Nominating/Governance (Chair) and Audit Committees of the Board of Directors	2016
Peter J. Gundermann	56	Director, President and Chief Executive Officer of the Company	2001
Warren C. Johnson	59	Director; Compensation and Nominating/Governance Committees of the Board of Directors	2016
Kevin T. Keane	86	Chairman of the Board and Director	1970
Neil Kim	60	Director; Audit and Compensation Committees of the Board of Directors	2016
Mark Moran	63	Director; Compensation and Nominating/Governance Committees of the Board of Directors	2018

PROPOSAL 1: ELECTION OF DIRECTORS

Raymond W. Boushie retired in 2005 as President and Chief Executive Officer at Crane Co.’s Aerospace & Electronics segment, a position he held since 1999. Previously he was President of Crane’s Hydro-Aire operation. Mr. Boushie has a B.A. from Colgate University, and has completed graduate work at the University of Michigan and the Wharton School of Finance at the University of Pennsylvania. Mr. Boushie has over 40 years of Aerospace industry experience.

Robert T. Brady retired in January 2014 as the Chairman of the Board of Moog Inc., a publicly traded company that is a designer and manufacturer of high performance, motion and control systems for use in aerospace, defense, industrial and medical markets. Mr. Brady was Chief Executive Officer of Moog Inc. from 1988 to December 1, 2011, Chairman of the Board from 1996 until his retirement, and a director of Moog Inc. from 1984 until January 2014. Prior to joining Moog in 1966, Mr. Brady served as an officer in the U.S. Navy. Mr. Brady received his B.S. in Mechanical Engineering from the Massachusetts Institute of Technology and his M.B.A. from Harvard Business School.

Jeffry D. Frisby serves as the President and Chief Executive Officer of PCX Aerostructures, LLC, a supplier of large structural airframe assemblies, including wing, fuselage and engine components. Previously, Mr. Frisby was Chief Executive Officer of Triumph Group, Inc., a publicly traded company that is a global leader in manufacturing and overhauling aerospace structures, systems and components, from July 2012 until April 2015, and its President from July 2009 until April 2015. Mr. Frisby served as Triumph’s Chief Operating Officer from July 2009 to July 2012. Previously, he had been Group President of Triumph Aerospace Systems Group, a group of companies that design, engineer and manufacture a wide range of proprietary and build-to-print components, assemblies and systems for the global aerospace original equipment manufacturers, from April 2003 to July 2009. He also held a variety of other positions within the Triumph Group as well as a predecessor group company, Frisby Aerospace, Inc. Mr. Frisby served as a Director of Triumph Group, Inc. from 2012 to April 2015. Mr. Frisby currently serves as a director of Quaker Chemical Corporation. Mr. Frisby holds a B.S. in Business from Wake Forest University, Calloway School of Business. Mr. Frisby has almost 40 years of Aerospace industry experience.

Peter J. Gundermann has been a director of Astronics since 2001 and has held the position of President and Chief Executive Officer of the Company since 2003. Mr. Gundermann has served as the President of Astronics’ Aerospace and Defense subsidiaries since 1991 and has been with the Company since 1988. He holds a B.A. in Applied Mathematics and Economics from Brown University and earned an M.B.A. from Duke University.

Warren C. Johnson served as President of the Aircraft Group for Moog Inc. from 2007 to 2016. Mr. Johnson was Vice President and General Manager of Moog’s Aircraft Group from 1999 to 2007 and prior to that served as Chief Engineer and Military Aircraft Product Line Manager of the Moog Aircraft Group. Mr. Johnson holds a B.S. and M.S. in Mechanical Engineering from The Ohio State University. In 2004, Mr. Johnson completed a Sloans Fellows M.B.A. at the Massachusetts Institute of Technology.

Kevin T. Keane has been Chairman of the Company since 1974. Mr. Keane was previously the President and Chief Executive Officer of the Company. Mr. Keane began his career with the Company as Executive Vice President in 1970 and remains active in his role as Chairman of the Board of the Company. He holds an A.B. in Economics and an M.B.A. from Harvard University.

Neil Kim has served as Chief Technology Officer and Executive Vice President of Marvell Technology Group Ltd. since April 2017. Prior to that, Mr. Kim served as Broadcom Corporation’s Executive Vice President of Operations and Central Engineering until 2016 and was responsible for the company’s global manufacturing including foundry operations, supply chain management and corporate procurement. Mr. Kim joined Broadcom in 2000 and held a variety of senior management positions including Senior Vice President and Vice President of Central Engineering, as well as Senior Vice President of Operations and Engineering. Prior to Broadcom, from 1993 to 2000, Mr. Kim held a variety of senior technical and management positions, including Vice President of Engineering, where he managed critical product development and technical transitions at Western Digital Corporation, a global provider of products and services for storage devices. Mr. Kim served on the board of the Global Semiconductor Association from 2009 to 2015. Mr. Kim is named as an inventor on 33 patents. He received a B.S. in Electrical Engineering from the University of California, Berkeley.

Mark Moran served as the Chief Operating Officer of Continental Airlines prior to his retirement in 2012. He spent 17 years with Continental prior to its acquisition by United Airlines. During his tenure, which included eight years as the head of Operations, Continental grew to the fifth largest U.S. airline with 2,600 daily flights to over 260 airports. Since his retirement from Continental, Mr. Moran has served as an independent aviation consultant to several multinational OEMs and Tier 1 suppliers to OEMs. Prior to Continental, Mr. Moran served ten years with USAir/ Piedmont, and before that, five years with Boeing Corporation. He is a graduate of Marquette University, where he earned a B.S. in Engineering.

PROPOSAL 1: ELECTION OF DIRECTORS

Other Directorships

Current directors and/or director nominees of the Company are presently serving, or have served during the preceding five years, on the following boards of directors of other publicly traded companies:

Name of Director	Company
Robert T. Brady	M&T Bank Corporation
Jeffry D. Frisby	Quaker Chemical Corporation; Triumph Group, Inc.(1)
Peter J. Gundermann	Moog Inc.
Neil Y. Kim	Silicon Laboratories Inc.(2)
(1)	Effective April 2015, Mr. Frisby no longer serves as a director of Triumph Group, Inc.
(2)	Effective April 2017, Mr. Kim no longer serves as a director of Silicon Laboratories Inc.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL 2: APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, with the approval of the Board of Directors, has selected Ernst & Young LLP as the independent registered public accounting firm, to act as auditors of Astronics Corporation for 2019. All services provided on the Company’s behalf by Ernst & Young LLP during 2018 and

2017 were approved in advance by the Audit Committee. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Audit Fees. The following table sets forth the fees billed to the Company for the last two years by the Company’s independent auditors, Ernst & Young LLP:

	2018		2017
Audit		$1,290,190		$1,771,424
Audit-related	$	─	$	─
Tax	$	─	$	─
All Other	$	─	$	─

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee may delegate to an Audit Committee member the authority to approve permitted services provided that the delegated member reports any decisions to the committee at its next scheduled meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2019 YEAR.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors Independence

The Board of Directors has determined that each of its current directors, except for Mr. Gundermann, is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards as currently in effect. In addition, each member of the Audit Committee, the Compensation Committee and the Nominating/ Governance Committee is independent.

Board of Directors Meetings and Standing Committees

The Board of Directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time as appropriate. All directors are expected to attend each meeting of the Board of Directors and the committees on which he serves, and are also invited, but not required, to attend the Annual Meeting. Messrs. Boushie, Brady, Drenning, Frisby, Gundermann, Johnson, Keane, Kim and McKenna attended the 2018 Annual Meeting. Mr. Moran did not attend as he had not yet been elected to the Board of Directors. The Board of Directors has three standing committees: an Audit Committee, Compensation Committee, and Nominating/Governance Committee. During the year ended December 31, 2018, the Board of Directors held six meetings. Each director attended at least 75% of the meetings of the Board of Directors held in 2018, other than Mr. Moran who joined the board in December 2018. Mr. McKenna retired from the Board of Directors on May 31, 2018.

The Audit Committee consists of Messrs. Brady (Chair), Boushie, Frisby and Kim, each of whom is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards as currently in effect. The Board of Directors has determined that Messrs. Brady, Boushie, Frisby and Kim are each an “audit committee financial expert” as defined under federal securities laws. Information regarding the functions performed by the Committee is set forth in the “Report of the Audit Committee” included in this proxy statement. The Audit Committee held six meetings in 2018. Each member of the Audit Committee attended at least 75% of the meetings of the Audit Committee held in 2018. The Audit Committee is governed by a written charter approved by the Board of Directors that is posted on the “Corporate Governance” section of the Company’s website at https://investors.astronics.com/corporate-governance.

The Compensation Committee consists of Messrs. Boushie (Chair), Brady, Johnson, Kim and Moran, each of whom is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards as currently in effect. The Compensation Committee is responsible for reviewing and approving compensation levels for the

Company’s executive officers and reviewing and making recommendations to the Board of Directors with respect to other matters relating to the compensation practices of the Company. In appropriate circumstances, the Compensation Committee considers the recommendations of the Company’s Chief Executive Officer with respect to reviewing and approving compensation levels for other executive officers. The Compensation Committee does not use outside compensation consultants on a regular basis. The Committee may consult broad-based third-party survey data to obtain a general understanding of current compensation practices of companies of similar size and industry in which the Company competes for employees. The Compensation Committee held five meetings in 2018. Each of the Compensation Committee members attended at least 75% of the meetings of the Compensation Committee held in 2018, other than Mr. Moran who joined the Board in December 2018. The Compensation Committee is governed by a written charter approved by the Board of Directors that is posted on the “Corporate Governance” section of the Company’s website at https://investors.astronics.com/corporate-governance.

The Nominating/Governance Committee consists of Messrs. Frisby (Chair), Johnson and Moran, each of whom is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards as currently in effect. The Nominating/Governance Committee is responsible for evaluating and selecting candidates for the Board of Directors and addressing corporate governance matters on behalf of the Board of Directors. In performing its duties to recommend nominees for the Board of Directors, the Nominating/Governance Committee seeks director candidates with the following qualifications, at minimum: high character and integrity; substantial life or work experience that is of particular relevance to the Company; sufficient time available to devote to his or her duties; and ability and willingness to represent the interests of all shareholders rather than any special interest group. The Nominating/Governance Committee may use third-party search firms to identify Board of Director candidates. It also relies upon recommendations from a wide

CORPORATE GOVERNANCE AND BOARD MATTERS

variety of its contacts, including current executive officers, directors, community leaders and shareholders, as a source for potential candidates. Shareholders wishing to submit or nominate candidates for election to the Board of Directors must supply information in writing regarding the candidate to the Nominating/Governance Committee at the Company’s executive offices in East Aurora, New York. This information should include the candidate’s name, biographical data and qualifications. Generally, the Nominating/Governance Committee will conduct a process of making a preliminary assessment of each proposed nominee based upon biographical data and qualifications. This information is evaluated against the criteria described above and the specific needs of the Company at the time. Additional information regarding proposed nominees may be requested. On the basis of the information gathered in this process, the Nominating/Governance Committee determines which nominees to recommend to the Board of Directors. The Nominating/Governance Committee uses the same process for evaluating all nominees, regardless of the source of the recommendation. The Nominating/Governance Committee held four meetings in 2018. All of the members of the Nominating/Governance Committee attended at least 75% of the meetings held in 2018, other than Mr. Moran who joined the Board in December 2018. The Nominating/Governance Committee is not governed by a written charter but acts pursuant to a resolution adopted by the Board of Directors addressing the nomination process as required by federal securities laws and NASDAQ Stock Market, LLC regulations.

Executive Sessions of the Board

Non-management directors meet regularly in executive sessions. Non-management directors are all those directors who are not Company employees and includes directors, if any, who are not independent as determined by the Board of Directors. The Company’s non-management directors consist of all of its current directors, except Mr. Gundermann. An executive session of the Company’s non-management directors is generally held in conjunction with each regularly scheduled Board of Directors meeting. Additional executive sessions may be called at the request of the Board of Directors, the Lead Director or the non-management directors.

Corporate Social Responsibility

Governance

Astronics Corporation is dedicated to conducting business with integrity and responsibility for the greater good. We promote honest and ethical conduct, compliance with applicable government regulations and accountability by all of our directors, officers and employees.

The Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to its Chief Executive Officer, Chief Financial Officer as well as all other directors, officers and employees of the Company. This Code of Business Conduct and Ethics is posted on the Company’s website at https://www.astronics.com/about/corporate-

responsibility. The Company will disclose any amendment to this Code of Business Conduct and Ethics or waiver of a provision of this Code of Business Conduct and Ethics, including the name of any person to whom the waiver was granted, on its website.

Further, on April 1, 2018, the Company adopted a policy on Combatting Human Trafficking to ensure that employees, agents and suppliers of the Company do not engage in human trafficking or human trafficking activities. This policy is posted on the Company’s website at https://www.astronics.com/about/corporate-responsibility.

Environment

Astronics Corporation is committed to minimizing the impact of its activities on the environment. We maintain a variety of formal policies and procedures related to protection of the environment, energy conservation and waste management, as well as general business practices that are simply part of our culture.

In fact, two of our largest operations, Astronics Advanced Electronic Systems Corp. and Astronics Connectivity Systems & Certification Corp., are certified to ISO-14001, the international standard for effective environmental management. Both operations maintain formal programs that establish goals and measure progress towards those goals regarding

CORPORATE GOVERNANCE AND BOARD MATTERS

reductions and disposal of hazardous substances, recycling and minimization of power consumption, among other efforts. In those operations that are not ISO-14001 certified, we meet or exceed all applicable environmental laws and regulations by maintaining many initiatives and practices that reduce our impact on the environment. Some examples of such initiatives and practices include policies to reduce paper consumption, policies to reduce single occupancy commuting, replacement of older, less efficient lighting with more energy efficient motion based LED lighting, active waste recycling and water consumption reduction programs, and providing electric car recharging stations and bicycle storage at our largest operation.

We recognize the value and importance of reducing our impact on the global environment and will continue to expand those efforts as we move forward.

Safety & Health

Astronics is committed to the safety of its customers and its employees. Each Astronics operation maintains environmental, health and safety policies that seek to promote the operation of our business in a manner that is protective of the health and safety of the public and our employees. Our operations offer several health and welfare programs to employees to promote fitness and wellness and to encourage preventative healthcare.

In addition, our employees are offered a confidential employee assistance program that provides professional counseling to employees and their family members. Also, many of our operations offer greenspace for our employees to use during their breaks. Several of our operations have been recognized as “best places to work” in their local communities.

Community

Astronics supports and encourages its employees to be active and participate in local charitable activities. Astronics employees are permitted paid time off to volunteer at charitable organizations. Additionally, each operation supports local not-for-profits and charities with financial contributions.

Diversity & Inclusion

Astronics believes that diversity and inclusion is critical for the attraction and retention of top talent. We employ policies and procedures to identify and hire women and minority candidates to fill job openings. To that end, the Company has also adopted an Equal Employment Opportunity Policy whereby Astronics Corporation commits to providing equal employment opportunity for all qualified employees and applicants without regard to race, color, sex, sexual orientation, gender identity, religion, national origin, disability, veteran status, age, marital status, pregnancy, genetic information or other legally protected status. This policy is posted on the Company’s website at https://www.astronics.com/docs/default-source/atro-legal/careers/equal-employment-opportunity-policy.pdf.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of our Compensation Committee or any of our executive officers and any member of any other company’s board of directors or compensation committee (or equivalent).

No member of our Compensation Committee was, during 2018 or prior thereto, an officer or employee of our Company or any of our subsidiaries.

CORPORATE GOVERNANCE AND BOARD MATTERS

Compensation of Directors

The following table sets forth the cash compensation as well as certain other compensation paid to the Company’s directors during the year ended December 31, 2018:

Name	Fees Earned or Paid in Cash	Option Awards(6)	Total
Raymond W. Boushie(1)	$70,000	$59,760	$129,760
Robert T. Brady(1)	$70,000	$59,760	$129,760
John B. Drenning(1)(2)	$70,000	$59,760	$129,760
Jeffry D. Frisby(1)	$70,000	$59,760	$129,760
Peter J. Gundermann(3)	─	─	─
Warren C. Johnson(1)	$70,000	$59,760	$129,760
Kevin T. Keane(1)	$75,000	$59,760	$134,760
Neil Kim(1)	$70,000	$59,760	$129,760
Robert J. McKenna(1)(4)	$35,000	$59,760	$94,760
Mark Moran(5)	─	─	─
(1)	In 2018, each of Messrs. Boushie, Brady, Drenning, Frisby, Johnson, Keane, Kim and McKenna were awarded options under the 2017 Long Term Incentive Plan to purchase 4,000 shares of Common Stock at an exercise price of $39.15 per share. On October 22, 2018, the Company distributed three shares of Class B Stock for every twenty shares of Common and Class B Stock held on the record date of October 12, 2018. As a result, the options awarded to each of Messrs. Boushie, Brady, Drenning, Frisby, Johnson, Keane, Kim and McKenna now include an option to purchase 600 shares of Class B Stock of the Company. The exercise price for Common and Class B Stock was adjusted as a result of such distribution to be $34.04 per share. These options straight line vest over three years, vest in full on March 2, 2021, and terminate on March 2, 2028. At December 31, 2018, Messrs. Boushie, Brady, Drenning, Frisby, Johnson, Keane, Kim, McKenna and Moran had options to purchase 25,500; 34,500; 34,500; 8,000; 8,000; 17,000; 8,000, 4,000 and 0 shares of Common Stock, respectively, and 18,255; 34,188; 34,188; 1,200; 1,200; 5,703; 1,200, 600 and 0 shares of Class B Stock, respectively. The exercise price is 100% of the fair market value on date of grant.
(2)	Mr. Drenning passed away in March 2019.
(3)	Mr. Gundermann receives no separate compensation as a director of the Company.
(4)	Mr. McKenna retired from the Board of Directors on May 31, 2018.
(5)	Mr. Moran joined the Board in December 2018 and did not receive any compensation in 2018. At December 31, 2018, Mr. Moran did not have any options to purchase shares of Common Stock or Class B Stock.
(6)	All options issued to directors in 2018 were issued pursuant to the Company’s 2017 Long Term Incentive Plan. Options issued under this plan have an exercise price no less than the fair market value of the Common Stock on the date of grant. These options vest straight line over three years from the date of grant, and generally expire ten years after the date of grant. The total fair value of the award is determined under generally accepted accounting principles used to calculate the value of equity awards for purposes of the Company’s financial statements. The amounts do not reflect the actual amounts that may be realized by the director. A discussion of the assumptions used in calculating these values is in Note 15 to the audited financial statements in Astronics Corporation Annual Report on Form 10-K for the year ended December 31, 2018.

Equity Awards

The Company’s 2017 Long Term Incentive Plan authorizes it to grant stock options, stock appreciation rights, restricted stock, restricted stock units and stock bonuses to non-employee directors of the Company. The Nominating/Governance Committee makes recommendations to the full Board as to equity grants for directors and awards are granted by the Board. The Nominating/Governance Committee reviews and approves equity awards to directors based upon a review of competitive compensation data, its assessment of individual performance and retention considerations. On March 2, 2018, each of Messrs. Boushie, Brady, Drenning, Frisby, Johnson, Keane, Kim and McKenna were awarded options to purchase 4,000 shares of Common Stock. On October 22, 2018, the Company distributed three shares of Class B Stock for every twenty shares of Common and Class B Stock held on the record date of October 12, 2018. As a result, the options awarded to each of Messrs. Boushie, Brady, Drenning, Frisby, Johnson, Keane, Kim and McKenna now include an option to purchase 600 shares of Class B Stock of the Company. These options straight line vest over three years, vest in full on March 2, 2021, and terminate on March 2, 2028.

While the Company does not presently have stock ownership guidelines for non-employee directors, the non-employee directors as a class currently hold 1.9% of the Common Stock and 33.1% of the Class B Stock of the Company. We believe this aligns management’s interests with shareholder interests. See “Security Ownership of Certain Beneficial Owners and Management” on page 29 below.

CORPORATE GOVERNANCE AND BOARD MATTERS

Directors’ and Officers’ Indemnification Insurance

The Company has in place Directors’ and Officers’ Liability Insurance policies written by the Chubb Group, AIG, Travelers, XL Catlin Insurance Co. and Ace American Insurance Co. for a twelve month term expiring July 1, 2019. The twelve month premium was $434,507. The policies have limits of $55 million in the aggregate and provide indemnification benefits and the payment of expenses in actions instituted against any director or officer of the Company for claimed liability arising out of their conduct in such capacities.

The Company also has entered into indemnification agreements with its directors and certain of its officers. The indemnification agreements provide that the director or officer will be indemnified for expenses, investigative costs and judgments arising from certain threatened, pending or completed legal proceedings.

Contacting the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, shareholders may communicate with the Board of Directors by writing to: Board of Directors, Astronics Corporation, 130 Commerce

Way, East Aurora, New York 14052. Shareholders who would like their submission directed to a particular director may so specify and the communication will be forwarded, as appropriate.

Board Composition and Diversity

Our Nominating/Governance Committee is responsible for developing the general criteria, subject to approval of our Board of Directors, for use in identifying, evaluating and selecting qualified candidates for election or re-election to the Board. The Nominating/Governance Committee periodically reviews the appropriate skills and characteristics required of the Board members in the context of the current composition of the Board. The Nominating/Governance Committee, in recommending candidates to the Board, seeks to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge, corporate governance and global markets. When the Nominating/Governance Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the attributes of the existing Directors. In identifying candidates for director, the Board of Directors takes into account (i) the comments and recommendations of board members regarding the qualifications and effectiveness of the existing Board of Directors or additional qualifications that may be required when selecting new board members, (ii) the requisite expertise and sufficiently diverse backgrounds of the Board of Directors’ overall membership composition, (iii) the independence of outside directors and other possible conflicts of interest of existing and potential members of the Board of Directors and (iv) all other factors it considers appropriate. Although the Company has no policy regarding diversity, the Board of Directors believes that diversity is an important component of a board of directors, including such factors as background, skills, experience and expertise. We will continue to consider these factors as well as gender diversity when considering future directors.

With respect to the current slate of Directors, the Board of Directors focused primarily on the information discussed in each of the directors’ individual biographies set forth elsewhere in this proxy statement. In particular, with regard to Messrs. Boushie, Brady, Frisby and Johnson, the Board of Directors considered their significant experience, expertise and background with regard to the aerospace industry. With regard to Mr. Kim, the Board of Directors considered his technical knowledge and significant mergers and acquisition experience. When the Board of Directors selected Mr. Moran for the Board, the Board of Directors considered Mr. Moran’s significant experience, expertise and background with respect to the commercial airline industry and multinational OEMs and their Tier 1 suppliers. The Board of Directors also considered the many years of experience with the Company represented by Messrs. Keane and Gundermann, the Company’s Chairman of the Board and Chief Executive Officer, respectively, with over forty-five years in the case of Mr. Keane, and over twenty-five years in the case of Mr. Gundermann.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure

The roles of the Company’s Chairman of the Board and its Chief Executive Officer have been served by separate individuals since 2003. The Company believes this leadership structure supports its current belief that it is the Chief Executive Officer’s responsibility to manage the Company and the Chairman’s responsibility to manage the Board. The Company believes its Chief Executive Officer and Chairman of the Board have an excellent working relationship that has allowed Mr. Gundermann to focus on the challenges that the Company is facing in the current business environment. By separating the roles of the Chairman of the Board and Chief Executive Officer positions, the Company ensures there is no duplication of effort between them. This provides strong leadership for the Company’s Board of Directors, while also positioning the Chief Executive Officer as the leader of the Company in the eyes of its customers, employees and other stakeholders.

Effective as of June 1, 2016, Mr. Boushie serves as Lead Director of the Board. As Lead Director, Mr. Boushie has authority to convene meetings of the non-management members of the Board of Directors, to act as the Chairman of such meetings and to determine the agenda thereof.

Risk Oversight

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of the Company’s risk management is not only understanding the risks it faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls over financial reporting, as well as compliance risk. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.

CORPORATE GOVERNANCE AND BOARD MATTERS

Executive Officers

The executive officers of the Company, their ages, their positions and offices with the Company, and the date each assumed office with the Company, are as follows:

Name and Age of Executive Officer	Positions and Offices with Astronics	Year First Elected Officer
Peter J. Gundermann Age 56	President, Chief Executive Officer and Director of the Company	2001
David C. Burney Age 56	Executive Vice President-Finance, Secretary and Chief Financial Officer of the Company	2003
James S. Kramer Age 55	Executive Vice President of the Company; President of Luminescent Systems, Inc. and Astronics DME LLC	2010
Michael C. Kuehn Age 58	Executive Vice President of the Company; President of Astronics Connectivity Systems & Certification Corp. and Armstrong Aerospace, Inc.	2017
James F. Mulato Age 58	Executive Vice President of the Company; President of Astronics Test Systems, Inc.	2014
Mark A. Peabody Age 60	Executive Vice President of the Company; President of Astronics Advanced Electronic Systems Corp. and Astronics Custom Control Concepts Inc.	2010

The principal occupation and employment for Messrs. Gundermann, Burney, Kramer, Mulato and Peabody for the past five years has been with the Company in their respective current roles.

Mr. Kuehn and Mr. Mulato became Executive Vice Presidents of the Company on January 1, 2019.

Mr. Kuehn has been the President of Astronics Connectivity Systems & Certification Corp. since its acquisition by the Company in 2017, and the President of Armstrong Aerospace,

Inc. since 2018. Prior to acquisition, Mr. Kuehn ran that business as President of Telefonix, Incorporated for eight years. Prior to that, Mr. Kuehn was employed with Verizon Airfone, previously GTE Airfone, where he spent over 25 years managing complex projects across numerous business units. Prior to that, Mr. Kuehn was involved in the management of civil and military aviation programs at MPC, Inc. Mr. Kuehn earned his undergraduate degree from Lewis University and is currently pursuing a graduate degree from Lewis as well.

CORPORATE GOVERNANCE AND BOARD MATTERS

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management and the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is comprised of the directors named below, each of whom is independent as defined under Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and under the NASDAQ Stock Market, LLC listing standards currently in effect. In addition, pursuant to the requirements of Section 407 of the Sarbanes-Oxley Act of 2002, the Board of Directors has determined that each of Messrs. Boushie, Brady, Frisby and Kim qualify as an “audit committee financial expert.”

The Audit Committee operates under a written charter which includes provisions requiring Audit Committee advance approval of all audit and non-audit services to be provided by independent public accountants.

The Audit Committee reviewed and discussed with management and Ernst & Young LLP, the Company’s independent registered public accounting firm, the Company’s audited consolidated financial statements for the year ended December 31, 2018. In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

April 17, 2019	Robert T. Brady, Chairman Raymond W. Boushie Jeffry D. Frisby Neil Kim

In accordance with and to the extent permitted by applicable law or regulation, the information contained in the Report of Audit Committee of Astronics Corporation shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act and shall not be deemed to be “soliciting material” or to be “filed” with the SEC under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s compensation philosophy and program objectives are directed by two primary guiding principles. First, the program is intended to provide levels of compensation sufficient to attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interests between the Company’s executives and shareholders such that a portion of each executive’s compensation is directly linked to maximizing long-term growth of shareholder value.

The Company’s goals are to outperform its industry, in terms of growth, financial performance, and innovation. In support of these goals, the executive compensation program is designed to energize its executive officers to outperform its industry and to reward performance that is directly relevant to the Company’s short-term and long-term success. As such, the Company provides both short-term and long-term incentives. The Committee has structured the executive compensation program with three primary underlying components: base salary, annual cash bonus incentives and long-term incentives. The Company’s compensation objective is to (i) compensate its executive officers at a base level that is competitive with salaries near the average salaries paid by companies of similar size and nature, (ii) provide the opportunity for its executive officers to earn additional compensation in the form of annual cash bonuses, and (iii) design long-term incentive plans to focus executive efforts on the long-term goals of the Company and to maximize total return to the Company’s shareholders, while taking into account the Company’s performance and strategic goals.

The Compensation Committee utilizes its expertise and knowledge of the markets in which the Company competes for employees in determining compensation policy. In addition, the Committee may consult broad-based third-party survey data to obtain a general understanding of current compensation practices of companies of similar size and industry.

Base Salary

The Compensation Committee approves the salaries paid to the Company’s executive officers and as part of its responsibilities reviews these salaries annually. Individual salary changes are based on a combination of factors such as the performance of the executive, salary level relative to the competitive market, level of responsibility, growth of Company operations and experience of the executive. In appropriate circumstances, the Compensation Committee considers the recommendations of the Company’s Chief Executive Officer.

Cash Bonus

The Compensation Committee has the authority to award discretionary annual incentive cash bonuses to the Company’s executive officers. Annual incentive bonuses are intended to compensate officers for achieving financial, strategic and operational success. Bonuses are not tied to specific, objective targets such as achieving a particular profit level. The Compensation Committee considers a number of factors in determining bonuses. Factors considered include profitability, sales growth, the performance of the individual in the view of the Compensation Committee, comparisons to external broad-based compensation data provided by a third party for the purpose of obtaining a general understanding of compensation practices of companies of similar size and industry and available information with respect to the aerospace and defense industry. Bonuses are not capped. Bonuses are reviewed and approved by the Compensation Committee. In appropriate circumstances, the Compensation Committee considers the recommendations of the Company’s Chief Executive Officer.

Long-Term Incentives

The Company believes that long-term performance is achieved through an ownership culture that incentivizes its executive officers through the use of stock-based awards. The Company’s stock option plans and the Company’s 2017 Long Term Incentive Plan (the “LTIP”) were established to provide certain of the Company’s employees, including its executive officers, with incentives to help align those employees’ interests with the long-term interests of the Company’s shareholders. The Compensation Committee believes that the use of stock-based awards and restricted stock units is an important element of achieving its compensation goals. The Company’s broad-based Employee Stock Purchase Plan, its stock option plans and 2017 Long Term Incentive Plan have provided the principal method for its executive officers to acquire equity or equity-linked interests in the Company.

EXECUTIVE COMPENSATION

Astronics Corporation 2017 Long Term Incentive Plan

In May 2017, the 2017 Long Term Incentive Plan was approved by shareholders, providing for the grant of 1,757,040 shares of stock-based awards. This amount includes 757,040 shares previously available for issuance under the 2005 Director Stock Option Plan and the 2011 Stock Option Plan, plus an additional 1,000,000 shares. The LTIP provides a more flexible framework that permits the development and implementation of a variety of stock-based incentives which will enable the Company to base awards on key performance metrics as well as to further align our long-term incentive compensation with our peers and shareholder interests.

Options

The LTIP authorizes the Company to grant options to purchase shares of common stock to its employees. Prior to approval of the LTIP, the Company issued options to executive officers and key employees under its 2011 Stock Option Plan. No new issuances will be made under the 2011 Stock Option Plan. The goal of stock options is to create long-term incentives for key employees to maximize future performance of the Company. The Compensation Committee is the administrator of the 2017 Long Term Incentive Plan. Stock option grants generally are made annually or at the commencement of employment. The Compensation Committee reviews and approves equity awards to executive officers based upon a review of competitive compensation data, its expectation of future individual performance, a review of each executive’s existing long-term incentives and retention considerations. Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of the Company’s Chief Executive Officer. In December 2018, the Named Executive Officers were awarded stock options under the LTIP in the amounts indicated in the section entitled “Grants of Plan-Based Awards” on page 20 below. Stock options granted by the Company have an exercise price equal to the fair market value of the Common Stock on the day of grant, typically straight line vest 20% per annum based upon continued employment over a 5-year period, and generally expire 10 years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended.

Restricted Stock Units

In 2018, the Company issued performance-based restricted stock units (“RSUs”) to executive management and time-based restricted stock units to key employees. In March 2018, the Company issued performance-based restricted stock units to Messrs. Gundermann, Burney, Kramer, Peabody and Mulato in the amounts indicated in the section entitled “Grants of Plan-Based Awards” on page 20 below. The performance criteria for issuance of such awards is based on the Company’s average annual Adjusted EBITDA for the period of January 1, 2018 through December 31, 2020. Adjusted EBITDA is defined as the Company’s earnings before interest, taxes, depreciation, and amortization, adjusted by the Compensation Committee in its sole discretion for any extraordinary, unusual or nonrecurring events, including, but not limited to insurance proceeds, legal settlements, impairments or unique investments in R&D projects. The target number of RSUs will be issued if the Company’s mathematical average annual Adjusted EBITDA for the performance period is less than 15%, but at least equal to 10%, of the Company’s mathematical average annual revenue for the performance period. The threshold number of RSUs will be issued if the average annual Adjusted EBITDA is less than 10% of the average annual revenue for the performance period. The maximum number of RSUs will be issued if the average annual Adjusted EBITDA is greater than 15% of the average annual revenue for the performance period. Each RSU will be settled in one share of our Common Stock.

Stock Ownership

While the Company does not presently have stock ownership guidelines for executive officers, the Named Executive Officers as a class currently hold 1.4% of the Common Stock and 19.2% of the Class B Stock of the Company. We believe this aligns management’s interests with shareholder interests. See “Security Ownership of Certain Beneficial Owners and Management” on page 29 below.

Employment Agreements

The Company has an Employment Termination Benefits Agreement with each of Messrs. Gundermann, Burney, Kramer and Peabody, as described on page 25 below. In addition, as described in the “Pension Benefits” section beginning on page 23 below, Mr. Gundermann is a participant in the SERP, while Messrs. Burney, Kramer, and Peabody are each

EXECUTIVE COMPENSATION

participants in the SERP II. The Company has not entered into an Employment Termination Benefits Agreement with Messrs. Kuehn or Mulato. Neither Messrs. Kuehn nor Mulato are participants in the SERP or SERP II.

The Role of Shareholder Say-on-Pay Votes

The Company provides its shareholders with the opportunity to cast an advisory vote every three years on its executive compensation program (referred to as a “say-on-pay proposal”). At the Company’s Annual Meeting of Shareholders held on May 31, 2017, approximately 95% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes that this result affirms shareholders’ support of the Company’s approach to executive compensation, and therefore maintained this approach in 2018. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for named executive officers.

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Committee”) determines the compensation of the Chief Executive Officer and other executive officers of the Company. The Committee is composed entirely of directors who are neither executive officers nor employees of the Company. In addition to determining the salary and bonus compensation for the Company’s executive officers, the Committee determines the grants under the Company’s Stock Option Plans and 2017 Long Term Incentive Plan and oversees the administration of other compensation plans and programs.

The Committee has reviewed the Compensation Discussion and Analysis contained elsewhere in this proxy statement and has discussed it with management. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.

April 17, 2019	Raymond W. Boushie, Chairman Robert T. Brady Warren C. Johnson Neil Kim Mark Moran

EXECUTIVE COMPENSATION

Distinguishing “Awarded” Pay from “Reported” Pay

In reviewing our executive compensation, it is important to distinguish the reported compensation provided to our Named Executive Officers from the compensation that was actually awarded to our Named Executive Officers. We have provided the following additional compensation table in order to remove the volatility related to the effects of changes in actuarial assumptions on the value of the Named Executive

Officers’ pension benefits as required to be disclosed in the Summary Compensation Table. This table is not a substitute for the Summary Compensation Table, which appears on the next page.

The table below shows the total compensation required to be reported in the Summary Compensation Table, but excluding any change in pension value.

Name and Principal Position	Year	Salary	Bonuses	Stock Awards(1)	Option Awards(2)	All Other Compensation		Total
Peter J. Gundermann, President and Chief Executive Officer	2018	$549,270	$478,827	$70,633	$531,243	$100,378	(3)	$1,730,351
	2017	$538,500	$223,209	—	$525,474	$65,331		$1,352,514
	2016	$528,000	$637,288	—	$277,054	$116,965		$1,559,307

David C. Burney, Executive Vice President – Finance and Chief Financial Officer	2018	$331,888	$236,221	$42,856	$128,421	$43,941	(4)	$783,327
	2017	$325,380	$112,418	—	$126,873	$32,156		$596,827
	2016	$319,000	$305,762	—	$83,729	$34,227		$742,718

James S. Kramer, Executive Vice President	2018	$278,827	$218,952	$36,014	$107,806	$33,980	(5)	$675,579
	2017	$273,360	$98,072	—	$106,693	$33,136		$511,261
	2016	$268,000	$244,751	—	$70,317	$28,814		$611,882

James F. Mulato, Executive Vice President (6)	2018	$332,194	$163,271	$85,134	$176,674	$49,895	(7)	$807,168
	2017	$325,680	$91,272	—	$158,841	$49,434		$625,227
	2016	$319,290	$289,759	—	$125,690	$48,096		$782,835

Mark A. Peabody, Executive Vice President	2018	$366,231	$337,886	$47,145	$141,706	$14,126	(8)	$907,094
	2017	$359,050	$276,047	—	$140,060	$13,500		$788,657
	2016	$352,000	$388,039	—	$92,351	$13,250		$845,640
(1)	The amounts reported in the “Stock Awards” column reflect the fair value of restricted stock units (‘RSUs”) on the grant date of the award. The total fair value of the RSU award is calculated in accordance with FASB ASC Topic 718. The amounts do not reflect the actual amount that may be realized by the executive officers. A discussion of the assumptions used in calculating these values is in Note 15 to the audited financial statements in the Astronics Corporation Annual Report on Form 10-K for the year ended December 31, 2018.
(2)	The amounts reported in the “Option Awards” column reflect the fair value on the grant date of the award. The total fair value of the option award is calculated in accordance with FASB ASC Topic 718. The amounts do not reflect the actual amount that may be realized by the executive officers. A discussion of the assumptions used in calculating these values is in Note 15 to the audited financial statements in the Astronics Corporation Annual Report on Form 10-K for the year ended December 31, 2018.
(3)	Represents personal use of company automobile, club fees and dues, contribution to a medical reimbursement plan, personal financial planning and tax return preparation expense, personal use of company plane of $33,920, gross up for income taxes related to benefits of $32,163 and the contribution to the Company’s Profit Sharing/401K Plan made by the Company of $13,750.
(4)	Represents club fees and dues, automobile allowance, contribution to a medical reimbursement plan, gross up for income taxes related to benefits of $11,143 and the contribution to the Company’s Profit Sharing/401K Plan made by the Company of $13,750.
(5)	Represents club fees and dues, gross up for income taxes related to benefits of $11,343 and the contribution to the Company’s Profit Sharing/401K Plan made by the Company of $13,750.
(6)	Mr. Mulato became a Named Executive Officer on January 1, 2017 and Executive Vice President of the Company on January 1, 2019. Mr. Mulato is not a participant in the SERP or SERP II.
(7)	Represents club fees and dues, payout of vacation benefits, gross up for income taxes related to benefits, automobile allowance of $14,356 and the contribution to the Company’s Profit Sharing/ 401K Plan made by the Company of $13,750.
(8)	Represents gross up for income taxes related to benefits and the contribution to the Company’s Profit Sharing/401K Plan made by the Company of $13,750.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash compensation as well as certain other compensation earned by the Company’s Named Executive Officers during the years ended December 31, 2018, 2017 and 2016. Such amounts do not reflect actual cash received by the Named Executive Officers in 2018, 2017 or 2016.

Name and Principal Position	Year	Salary	Bonuses	Stock Awards(1)	Option Awards(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation		Total
Peter J. Gundermann, President and Chief Executive Officer	2018	$549,270	$478,827	$70,633	$531,243	$0(3)	$100,378	(4)	$1,730,351
	2017	$538,500	$223,209	—	$525,474	$2,485,358(3)	$65,331		$3,837,872
	2016	$528,000	$637,288	—	$277,054	$841,718(3)	$116,965		$2,401,025

David C. Burney, Executive Vice President –Finance and Chief Financial Officer	2018	$331,888	$236,221	$42,856	$128,421	$0(3)	$43,941	(5)	$783,327
	2017	$325,380	$112,418	—	$126,873	$603,282(3)	$32,156		$1,200,109
	2016	$319,000	$305,762	—	$83,729	$451,419(3)	$34,227		$1,194,137

James S. Kramer, Executive Vice President	2018	$278,827	$218,952	$36,014	$107,806	$0(3)	$33,980	(6)	$675,579
	2017	$273,360	$98,072	—	$106,693	$476,199(3)	$33,136		$987,460
	2016	$268,000	$244,751	—	$70,317	$286,096(3)	$28,814		$897,978

James F. Mulato, Executive Vice President(7)	2018	$332,194	$163,271	$85,134	$176,674	—	$49,895	(8)	$807,168
	2017	$325,680	$91,272	—	$158,841	—	$49,434		$625,227
	2016	$319,290	$289,759	—	$125,690	—	$48,096		$782,835

Mark A. Peabody, Executive Vice President	2018	$366,231	$337,886	$47,145	$141,706	$0(3)	$14,126	(9)	$907,094
	2017	$359,050	$276,047	—	$140,060	$588,695(3)	$13,500		$1,377,352
	2016	$352,000	$388,039	—	$92,351	$468,930(3)	$13,250		$1,314,570
(1)	The amounts reported in the “Stock Awards” column reflect the fair value of restricted stock units (‘RSUs”) on the grant date of the award. The total fair value of the RSU award is calculated in accordance with FASB ASC Topic 718. The amounts do not reflect the actual amount that may be realized by the executive officers. A discussion of the assumptions used in calculating these values is in Note 15 to the audited financial statements in the Astronics Corporation Annual Report on Form 10-K for the year ended December 31, 2018.
(2)	The amounts reported in the “Option Awards” column reflect the fair value on the grant date of the award. The total fair value of the option award is calculated in accordance with FASB ASC Topic 718. The amounts do not reflect the actual amount that may be realized by the executive officers. A discussion of the assumptions used in calculating these values is in Note 15 to the audited financial statements in the Astronics Corporation Annual Report on Form 10-K for the year ended December 31, 2018.
(3)	Represents the annual change in the actuarial present value of accumulated benefits under our Supplemental Retirement Plan (“SERP”) and our Supplemental Retirement Plan II (“SERP II”), not actual payments made to the participant or to an account on his behalf. Changes in the actuarial present value of the plans are due to year over year changes to the actuarial assumptions and service costs and are not the result of modifications to the plans. The actuarial estimate is based on a number of assumptions such as interest rates, retirement age, life expectancy and future wages, and assumes each participant will vest in the benefit and that the plan will continue to exist and pay benefits in the future. The change in the actuarial present value decreased significantly from 2017 to 2018 for SERP and SERP II participants because of a change in the applied discount rate of 3.60% to 4.20%. As a result, the actuarial present value of accumulated benefits under the SERP to Mr. Gundermann decreased by $781,963, and the actuarial present value of accumulated benefits under SERP II to Messrs. Burney, Kramer and Peabody decreased by $217,096; $271,701; and $144,051, respectively, from 2017 to 2018.
(4)	Represents personal use of company automobile, club fees and dues, contribution to a medical reimbursement plan, personal financial planning and tax return preparation expense, personal use of company plane of $33,920, gross up for income taxes related to benefits of $32,163 and the contribution to the Company’s Profit Sharing/401K Plan made by the Company of $13,750.
(5)	Represents club fees and dues, automobile allowance, contribution to a medical reimbursement plan, gross up for income taxes related to benefits of $11,143 and the contribution to the Company’s Profit Sharing/401K Plan made by the Company of $13,750.
(6)	Represents club fees and dues, gross up for income taxes related to benefits of $11,343 and the contribution to the Company’s Profit Sharing/401K Plan made by the Company of $13,750.
(7)	Mr. Mulato became a Named Executive Officer on January 1, 2017 and Executive Vice President of the Company on January 1, 2019. Mr. Mulato is not a participant in the SERP or SERP II.
(8)	Represents club fees and dues, payout of vacation benefits, gross up for income taxes related to benefits, automobile allowance of $14,356, and the contribution to the Company’s Profit Sharing/ 401K Plan made by the Company of $13,750.
(9)	Represents gross up for income taxes related to benefits and the contribution to the Company’s Profit Sharing/401K Plan made by the Company of $13,750.

EXECUTIVE COMPENSATION

CEO Pay Ratio

In accordance with the final rule issued under Section 953(b) of the Dodd-Frank Act, companies, including Astronics Corporation, are now required to disclose the ratio of the total annual compensation of their CEO to that of their median employee. The new SEC rules require disclosure of (i) the median of the annual total compensation of all employees of Astronics Corporation, except the CEO, (ii) the annual total compensation of the CEO, and (iii) the ratio of the amount of the CEO to the amount of the median employee’s annual total compensation of all employees of Astronics Corporation. Because the SEC rules do not mandate a particular approach to determining the median employee, Astronics Corporation has employed the following approach:

Astronics Corporation elected to identify its median employee as of December 31, 2017. The median employee was identified by calculating the total cash compensation granted in 2017 to all employees, excluding the CEO, employed as of December 31, 2017. The fixed compensation of employees hired during the year or acquired through acquisition was annualized. As there were no material changes in the employee population or employee compensation arrangements in 2018 that the Company reasonably believes would result in a significant change to its pay ratio disclosure, the Company has elected to use the same median employee for purposes of its pay ratio disclosure for 2018. The ratio disclosed below was calculated using the annual total compensation of Mr. Gundermann and of the median employee for 2018.

As calculated using the methodology required for the Summary Compensation Table, the total annual compensation of Mr. Gundermann was $1,730,351 and the total annual compensation of the median employee was $60,696. This yields a ratio of 28.51 to 1.

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based awards granted in 2018 to the executives named in the summary compensation table. All options and RSUs were granted pursuant to the Company’s 2017 Long Term Incentive Plan.

Name	Grant Date(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Securities Underlying Award(3)	Exercise or Base Price of Option Awards per share	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold (#)	Target (#)	Maximum (#)
Peter J. Gundermann
Options	December 13, 2018				34,790	$31.57	$531,243
RSUs	March 1, 2018	1,556	2,075	2,387			$70,633
David C. Burney
Options	December 13, 2018				8,410	$31.57	$128,421
RSUs	March 1, 2018	944	1,259	1,449			$42,856
James S. Kramer
Options	December 13, 2018				7,060	$31.57	$107,806
RSUs	March 1, 2018	794	1,058	1,217			$36,014
James F. Mulato
Options	December 13, 2018				11,570	$31.57	$176,674
RSUs	March 1, 2018	1,876	2,501	2,877			$85,134
Mark A. Peabody
Options	December 13, 2018				9,280	$31.57	$141,706
RSUs	March 1, 2018	1,038	1,385	1,594			$47,145
(1)	The grant date is the date the Compensation Committee of the Board of Directors meets to approve the awards.
(2)	Represents the potential payout range related to Restricted Stock Units awarded to NEOs, subject to achievement of performance targets. The RSUs are earned based upon the Company’s mathematical average annual Adjusted EBITDA for the period beginning January 1, 2018 and ending December 31, 2020. Adjusted EBITDA is defined as the Company’s earnings before interest, taxes, depreciation, and amortization, adjusted by the Compensation Committee in its sole discretion for any extraordinary, unusual or nonrecurring events, including, but not limited to insurance proceeds, legal settlements, impairments or unique investments in R&D projects. The target number of RSUs will be issued if the average annual Adjusted EBITDA for the performance period is less than 15%, but at least equal to 10%, of the the Company’s mathematical average annual revenue for the performance period. On October 22, 2018, the Company distributed three shares of Class B Stock for every twenty shares of common and Class B Stock held on the record date of October 12, 2018. As a result, 85% of the number of RSUs listed above will be settled in shares of our Common Stock, and 15% will be settled in shares of our Class B Common Stock.
(3)	Represents the number of shares of our Common Stock underlying options awarded to the named executives on the grant date. The options vest at the rate of 20% per year commencing on December 13, 2019 and expire 10 years after the date of grant.
(4)	Represents the full grant date fair value calculated in accordance with FASB ASC Topic 718. The amounts do not reflect the actual amounts that may be realized by the executive officers. Assumptions used to calculate these amounts are included in Note 15 of the audited financial statements in Form 10-K for the year ended December 31, 2018.

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the executives named in the summary compensation table relating to unexercised stock options, stock that has not vested, and equity incentive plan awards outstanding as of December 31, 2018:

	Options(1)					Restricted Stock Units
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Peter J. Gundermann President and Chief Executive Officer	37,480	—	$2.84	December 3, 2019			2,075	$70,633
	66,355	—	2.84	December 3, 2019
	14,700	—	7.68	December 2, 2020
	26,025	—	7.68	December 2, 2020
	10,700	—	13.59	December 1, 2021
	16,249	—	13.59	December 1, 2021
	18,700	—	9.20	November 29, 2022
	22,254	—	9.20	November 29, 2022
	8,300	—	28.45	December 11, 2023
	6,848	—	28.45	December 11, 2023
	8,080	2,020	30.83	December 11, 2024
	4,209	1,052	30.83	December 11, 2024
	8,220	5,480	27.72	December 3, 2025
	2,651	1,767	27.72	December 3, 2025
	5,784	8,676	31.76	December 14, 2026
	868	1,301	31.76	December 14, 2026
	5,260	21,040	35.61	December 12, 2027
	789	3,156	35.61	December 12, 2027
	—	34,790	31.57	December 13, 2028
David C. Burney, Executive Vice President- Finance And Chief Financial Officer	12,710	—	$2.84	December 3, 2019			1,259	$42,856
	22,502	—	2.84	December 3, 2019
	5,000	—	7.68	December 2, 2020
	8,852	—	7.68	December 2, 2020
	3,600	—	13.59	December 1, 2021
	5,467	—	13.59	December 1, 2021
	6,400	—	9.20	November 29, 2022
	7,616	—	9.20	November 29, 2022
	2,600	—	28.45	December 11, 2023
	2,145	—	28.45	December 11, 2023
	2,520	630	30.83	December 11, 2024
	1,313	328	30.83	December 11, 2024
	2,460	1,640	27.72	December 3, 2025
	793	529	27.72	December 3, 2025
	1,748	2,622	31.76	December 14, 2026
	262	394	31.76	December 14, 2026
	1,270	5,080	35.61	December 12, 2027
	191	762	35.61	December 12, 2027
	—	8,410	31.57	December 13, 2028

EXECUTIVE COMPENSATION

	Options(1)					Restricted Stock Units
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
James S. Kramer, Executive Vice President	11,750	—	$2.84	December 3, 2019			1,058	$36,014
	20,803	—	2.84	December 3, 2019
	4,350	—	7.68	December 2, 2020
	7,701	—	7.68	December 2, 2020
	3,200	—	13.59	December 1, 2021
	4,859	—	13.59	December 1, 2021
	5,700	—	9.20	November 29, 2022
	6,784	—	9.20	November 29, 2022
	2,330	—	28.45	December 11, 2023
	1,923	—	28.45	December 11, 2023
	2,176	544	30.83	December 11, 2024
	1,134	283	30.83	December 11, 2024
	2,100	1,400	27.72	December 3, 2025
	677	452	27.72	December 3, 2025
	1,468	2,202	31.76	December 14, 2026
	220	331	31.76	December 14, 2026
	1,068	4,272	35.61	December 12, 2027
	160	641	35.61	December 12, 2027
	—	7,060	31.57	December 13, 2028
James F Mulato, Executive Vice President	1,920	480	$34.75	March 31, 2024			2,501	$85,134
	1,584	396	34.75	March 31, 2024
	2,640	660	30.83	December 11, 2024
	1,375	344	30.83	December 11, 2024
	2,580	1,720	27.72	December 3, 2025
	832	555	27.72	December 3, 2025
	2,624	3,936	31.76	December 14, 2026
	394	590	31.76	December 14, 2026
	1,590	6,360	35.61	December 12, 2027
	239	954	35.61	December 12, 2027
	—	11,570	31.57	December 13, 2028
Mark A. Peabody, Executive Vice President	16,840	—	$2.84	December 3, 2019			1,385	$47,145
	29,814	—	2.84	December 3, 2019
	6,500	—	7.68	December 2, 2020
	11,508	—	7.68	December 2, 2020
	4,300	—	13.59	December 1, 2021
	6,530	—	13.59	December 1, 2021
	7,400	—	9.20	November 29, 2022
	8,807	—	9.20	November 29, 2022
	2,990	—	28.45	December 11, 2023
	2,467	—	28.45	December 11, 2023
	2,776	694	30.83	December 11, 2024
	1,446	361	30.83	December 11, 2024
	2,700	1,800	27.72	December 3, 2025
	871	580	27.72	December 3, 2025
	1,928	2,892	31.76	December 14, 2026
	289	434	31.76	December 14, 2026
	1,402	5,608	35.61	December 12, 2027
	210	842	35.61	December 12, 2027
	—	9,280	31.57	December 13, 2028
(1)	All options straight line vest (20% per year) over five years and expire ten years from the date of grant.
(2)	Reflects RSUs to be awarded at the target award level under the award agreements. The award earned will be adjusted based upon the Company’s mathematical average annual Adjusted EBITDA for the period beginning January 1, 2018 and ending December 31, 2020. All RSUs cliff vest on December 31, 2020.

EXECUTIVE COMPENSATION

Options Exercises and Stock Vested

The following table sets forth information with respect to the executives named in the summary compensation table relating to the exercise of stock options, stock appreciation rights and similar rights, and the vesting of stock in connection therewith, in 2018:

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Peter J. Gundermann, President and Chief Executive Officer	100,095	$2,904,757
David C. Burney, Executive Vice President – Finance and Chief Financial Officer	35,157	$1,020,257
James S. Kramer, Executive Vice President	28,427	$1,056,063
James F. Mulato, Executive Vice President	—	—
Mark A. Peabody, Executive Vice President	46,765	$1,350,106

Pension Benefits at December 31, 2018:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payment During Last Fiscal Year ($)
Peter J. Gundermann, President and Chief Executive Officer	Astronics Corporation Supplemental Retirement Plan (SERP)	31	$7,788,726	—
	SERP-Retiree Medical, Dental and Long-Term Care	31	$388,677	—
David C. Burney, Executive Vice President – Finance and Chief Financial Officer	Astronics Corporation Supplemental Retirement Plan II (SERP II)	22	$3,457,494	—
James S. Kramer, Executive Vice President	Astronics Corporation Supplemental Retirement Plan II (SERP II)	30	$2,759,973	—
James F. Mulato, Executive Vice President	—	—	—	—
Mark A. Peabody, Executive Vice President	Astronics Corporation Supplemental Retirement Plan II (SERP II)	13	$3,690,050	—

Pension Benefits

The Company has two non-qualified supplemental retirement defined benefit plans for certain executives - the Supplemental Retirement Plan (“SERP”) and Supplemental Retirement Plan II (“SERP II”).

The SERP targets a retirement benefit based on 65% of the average of the highest consecutive three-year cash compensation. The plan is unfunded and has no assets. Except as described below under “Other Potential Post-Employment Benefits”, SERP benefits are payable only to “retirement-eligible” participants, i.e., employees designated to participate in the SERP and each of whom, upon termination of employment, has at least 10 years of continuous service with the Company and (i) has attained age 65, or (ii) has attained age 60 or later with a combined total of age and years of service equal to 90. As of December 31, 2018, Peter J. Gundermann was the only non-retired participant in the SERP.

SERP II was adopted in March 2012. The SERP II targets a retirement benefit based on 50% of the average of the highest consecutive three-year cash compensation. SERP II is unfunded and has no assets. Except as described below under “Other Potential Post-Employment Benefits”, the SERP II benefits are generally payable only to “retirement-eligible” participants, i.e., employees designated to participate in the SERP II and each of whom, upon termination of employment, has at least 10 years of continuous service with the Company and (i) has attained age 65, or (ii) has attained age 60 or later with a

EXECUTIVE COMPENSATION

combined total of age and years of service equal to 90. As of December 31, 2018, David C. Burney, James S. Kramer and Mark A. Peabody were the only participants in the SERP II.

The assumptions used to calculate the benefit obligation for the SERP and SERP II are: discount rate 4.20%, future average compensation increases 2.00%. The present value of the accumulated benefit is an actuarial calculation that assumes that the plan will remain in force and that participants will remain employed by the Company until age 65 with not less than 10 years of service (as defined) or until age 60 or later with a combined total of age and years of service equal to 90.

The assumptions used to calculate the benefit obligation for the SERP-Retiree Medical, Dental and Long-Term Care are: discount rate 4.20%, future average healthcare benefit increases to 5.20% for 2019 and then gradually decreasing to 4.66% in

2070. The present value of the accumulated benefit is an actuarial calculation that assumes that the plan will remain in force and that participants will remain employed by the Company until age 65 with not less than 10 years of service (as defined) or until age 60 or later with a combined total of age and years of service equal to 90.

For purposes of illustration, the following tables show the estimated amounts of annual retirement income that would be payable at the present time under various assumptions as to compensation and years of service to employees who participate in the SERP and SERP II. The amounts presented with respect to the SERP are subject to reduction for Social Security benefits and for profit sharing benefits earned under the Company’s Profit Sharing/401k Plan. A discount factor applies for retirement-eligible participants who start to receive benefits before attaining age 65.

ESTIMATED UNFUNDED SUPPLEMENTAL RETIREMENT PLAN (SERP) TABLE

	Years of Service
Three Year Average Cash Compensation	10	15	20	25	30
500,000	250,000	275,000	300,000	325,000	325,000
700,000	350,000	385,000	420,000	455,000	455,000
900,000	450,000	495,000	540,000	585,000	585,000
1,100,000	550,000	605,000	660,000	715,000	715,000
1,300,000	650,000	715,000	780,000	845,000	845,000

ESTIMATED UNFUNDED SUPPLEMENTAL RETIREMENT PLAN (SERP II) TABLE

	Years of Service
Three Year Average Cash Compensation	10	15	20	25	30
300,000	105,000	120,000	135,000	150,000	150,000
400,000	140,000	160,000	180,000	200,000	200,000
450,000	157,500	180,000	202,500	225,000	225,000
500,000	175,000	200,000	225,000	250,000	250,000
600,000	210,000	240,000	270,000	300,000	300,000
700,000	245,000	280,000	315,000	350,000	350,000
800,000	280,000	320,000	360,000	400,000	400,000

Non-Qualified Deferred Compensation

The Company does not have any non–qualified defined contribution or other plan that provides for the deferral of compensation.

EXECUTIVE COMPENSATION

Other Potential Post-Employment Payments

The Company has entered into an Employment Termination Benefits Agreement with each of Messrs. Gundermann, Burney, Kramer, and Peabody. In addition, as described in the “Pension Benefits” section beginning on page 23 above, Mr. Gundermann is a participant in the SERP while Messrs.

Burney, Kramer, and Peabody are each participants in SERP II. The Company has not entered into an Employment Termination Benefits Agreement with Mr. Kuehn or Mr. Mulato. Neither Mr. Kuehn nor Mr. Mulato is a participant in either the SERP or SERP II.

Employment Termination Benefits Agreements

In the event Mr. Gundermann’s employment is terminated within two years following a “Change of Control”, he would be entitled to (i) salary continuation for two years in an annual amount equal to his current annual base salary or, alternatively, his average total cash compensation for the two calendar years preceding the termination date, (ii) continuation for two years of health, life and disability insurance coverage, (iii) continued use for two years of automobile or reimbursement of automobile expenses, (iv) continued club membership dues for two years, and (v) vesting of any outstanding stock options, which are exercisable for one year or, if shorter, until the expiration date, provided that Mr. Gundermann may elect to receive the option bargain element in cash. Other than benefits that are generally available to the Company’s salaried employees, the Employment Termination Benefits Agreement with Mr. Gundermann does not entitle him to any additional benefits upon a termination of employment in any other circumstances. For purposes of the Employment Termination Benefits Agreements, a “Change of Control” generally means the transfer in one or more transactions, extending over a period of not more than 24 months, of Common Stock and Class B Stock of the Company possessing 25% or more of the total combined voting power of all of the Company’s Common Stock and Class B Stock.

In the event Messrs. Burney, Kramer, or Peabody’s employment terminates within two years following a Change of Control, each executive would be entitled to (i) salary continuation for one year in an annual amount equal to his current annual base salary or, alternatively, his average total cash compensation for the two calendar years preceding the termination date, (ii) continuation for one year of health, life and disability insurance coverage, (iii) continued use for one year of automobile or reimbursement of automobile expenses, (iv) continued club membership dues for one year, and (v) vesting of any outstanding stock options, which are exercisable for one year or, if shorter, until the expiration date, provided that each executive may elect to receive the option bargain element in cash. Other than benefits that are generally available to the Company’s salaried employees, the Employment Termination Benefits Agreements do not entitle the executives to any additional benefits upon a termination of employment in any other circumstances.

In the case of an executive’s termination within two years following a Change of Control, each of the Employment Termination Benefits Agreements condition benefits on an executive refraining from competing with the Company during the period benefits are payable to him. If an executive violates the noncompetition covenant, benefits are suspended during the period the executive is in violation of the noncompetition covenant.

In the past, the Company has also paid severance benefits to salaried employees upon termination of employment. The eligibility for such payments and the amount thereof, has been determined by the Company on a case by case basis.

SERP & SERP II

Mr. Gundermann is a participant in the SERP. Under the terms of the SERP, eligible participants with at least 10 years of continuous service with the Company become 100% vested in and eligible for benefits in the event of an Involuntary Termination (as described below) or a termination upon a Change of Control (as described below). Upon a separation of service due to Involuntary Termination, a participant with at least 10 years of continuous service with the Company will receive a supplemental benefit based upon his or her highest consecutive three-year average cash compensation paid prior to termination of employment. Upon a separation from service due to a termination upon a Change of Control, a participant with at least 10 years of continuous service with the Company will receive a supplemental benefit determined based on the participant’s years of service as of the termination date and using the greater of (A) the highest consecutive three-year average cash compensation paid prior to the Change of Control, or (B) the average of the highest consecutive three-year average cash compensation paid prior to termination of employment. In each case, the supplemental benefit is subject to adjustment if the payment of the supplemental benefit commences prior to the participant attaining age 65. During the period a participant or his spouse is receiving SERP benefits, the participant and his spouse are entitled to continuing medical, dental and long-term care coverage under the corresponding plan made available to the Company’s current officers (or an equivalent arrangement).

EXECUTIVE COMPENSATION

Under the terms of the SERP, benefits do not commence until the later of the participant’s termination of employment or the date the participant attains (or would have attained) age 60, when SERP benefits are paid as a monthly life annuity or, if a participant is married, as a joint and 100% survivor annuity. Accordingly, if Mr. Gundermann’s employment had terminated on December 31, 2018, any vested SERP benefits would not commence until Mr. Gundermann’s attainment of age 60. If Mr. Gundermann’s employment were to terminate on account of his death, his surviving spouse, if any, would be entitled to a monthly survivor annuity for the remainder of the spouse’s lifetime in the same monthly amount that would have been paid to Mr. Gundermann. The actuarially estimated present value of continued medical, dental, and long-term care coverage is $388,677.

Messrs. Burney, Kramer and Peabody are participants in SERP II. The SERP II benefits generally are payable only to “retirement-eligible” participants, i.e., employees designated to participate in the SERP II and each of whom, upon termination of employment, has at least 10 years of continuous service with the Company and (i) has attained age 65, or (ii) has attained age 60 or later with a combined total of age and years of service equal to 90. However, if a participant’s employment terminates on account of his or her death or Disability (as defined in the Company’s qualified 401(k) retirement plan), the participant becomes 100% vested in his or her SERP II benefit. In the event of a 409A Change in Control Event, a participant with at least ten years of continuous service becomes 100% vested in his or her SERP II benefit. Furthermore, in the event of a participant’s Involuntary Termination or a Termination on a Change of Control, a participant with at least ten years of continuous service will become 100% vested in his or her SERP II benefit.

In general, SERP II benefits do not commence until the later of the participant’s termination of employment or the date the participant attains (or would have attained) age 60, when a participant’s SERP II benefit is paid to him or his surviving spouse as a monthly life annuity. However, SERP II provides that upon the occurrence of a 409A Change in Control Event (as described below) a participant with at least 10 years of consecutive service with the Company will be entitled to a lump sum payment of the present value of his or her supplemental benefit determined as of the date of the 409A Change in Control Event. For a participant who has not yet commenced payment of his or her supplemental benefit, the supplemental benefit will be determined based on the participant’s years of service as of the 409A Change in Control Event and using the average of the highest consecutive three-year cash compensation paid prior to the 409A Change in Control Event, instead of the average for the pay paid prior to retirement. A participant who has already commenced receiving payment of the supplemental benefit at the time of the 409A Change in Control Event will be entitled to a lump sum payment of the present value of the remaining supplemental benefit determined as of the 409A Change in Control Event.

Except in the case of a Termination on a Change of Control, both SERP and SERP II benefits are contingent on a participant not competing with the Company for the longer of three years after retirement or attainment of age 65. If a participant violates the noncompetition covenant, benefits are suspended during the period the participant is in violation of noncompetition covenant.

For purposes of the SERP and SERP II, (i) a “Change of Control” means the transfer, in one or more transactions extending over a period of not more than 24 months, of common stock of the Company possessing 25% or more of the total voting power of all shares of common stock, where a transfer shall be deemed to occur if shares of common stock are either transferred or made the subject of options, warrants, or similar rights granting a third party the opportunity to acquire ownership or voting control of such common stock and (ii) an “Involuntary Termination” means a termination of a participant’s employment relationship with the Company, other than for death, disability, retirement, or cause, (A) by or at the instigation of the Company, or (B) by or at the instigation of the participant where the participant’s compensation has been diminished or reduced to a greater extent than any diminution or reduction of the Company’s officers generally.

For purposes of SERP II, a “409A Change in Control Event” means the occurrence of one of the following events constituting a “change in control event” within the meaning of Code Section 409A:

(i)	Any one person, or more than one person acting as a group (“Group”), acquires ownership of stock of the Company that, together with stock previously held by the acquirer, constitutes more than 80% of the total fair market value or total voting power of the Company’s stock. If any one person or Group is considered to own more than 80% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same person or Group does not cause a change in ownership; or
(ii)	A majority of the members of the Company’s Board of Directors is replaced during any 12-month (or shorter) period by directors whose appointment or election is not endorsed by a majority of the members of the Board of the Directors before the date of the appointment or election.

EXECUTIVE COMPENSATION

The following table shows potential payments to Messrs. Gundermann, Burney, Kramer, and Peabody under the Employment Termination Benefits Agreements, SERP and SERP II upon death, disability, involuntary termination, involuntary termination following a Change of Control, occurrence of a 409A Change in Control Event, and termination following a 409A Change in Control Event. The amounts shown assume that the termination was effective December 31, 2018, the last business day of the Company’s most recent fiscal year end. The actual amounts to be paid can only be determined at the actual time of a participant’s termination.

Name	Type of Payment	Death	Disability	Involuntary Termination	Termination on Change of Control	409A Change in Control Event	Termination on 409A Change in Control Event
Peter J. Gundermann	Salary Continuation(1)	—	—	—	$1,098,541	—	$1,098,541
	Insurance Coverage(2)	—	—	—	$44,000	—	$44,000
	Club Membership(3)	—	—	—	$12,000	—	$12,000
	Automobile(3)	—	—	—	$42,000	—	$42,000
	Option Vesting(4)	—	—	—	$19,784	—	$19,784
	SERP Distribution(5)	$7,578,000	$10,200,000	$6,061,000	$7,140,000	—	—
	Total	$7,578,000	$10,200,000	$6,061,000	$8,356,325	—	$1,216,325
David C. Burney	Salary Continuation(1)	—	—	—	$331,888	—	$331,888
	Insurance Coverage(2)	—	—	—	$22,000	—	$22,000
	Club Membership(3)	—	—	—	$9,948	—	$9,948
	Automobile(3)	—	—	—	$6,500	—	$6,500
	Option Vesting(4)	—	—	—	$5,921	—	$5,921
	SERP II Distribution(5)	$3,392,000	$4,614,000	$2,691,000	$3,230,000	$4,994,000	$4,994,000
	Total	$3,392,000	$4,614,000	$2,691,000	$3,606,257	$4,994,000	$5,370,257
James S. Kramer	Salary Continuation(1)	—	—	—	$278,827	—	$278,827
	Insurance Coverage(2)	—	—	—	$21,000	—	$21,000
	Club Membership(3)	—	—	—	$8,887	—	$8,887
	Automobile(3)	—	—	—	—	—	—
	Option Vesting(4)	—	—	—	$5,056	—	$5,056
	SERP II Distribution(5)	$2,590,000	$3,602,000	$2,017,000	$2,521,000	$4,341,000	$4,341,000
	Total	$2,590,000	$3,602,000	$2,017,000	$2,834,770	$4,341,000	$4,654,770
Mark A. Peabody	Salary Continuation(1)	—	—	—	$366,231	—	$366,231
	Insurance Coverage(2)	—	—	—	$27,000	—	$27,000
	Club Membership(3)	—	—	—	—	—	—
	Automobile(3)	—	—	—	—	—	—
	Option Vesting(4)	—	—	—	$6,497	—	$6,497
	SERP II Distribution(5)	$3,980,000	$5,162,000	$3,150,000	$3,614,000	$4,740,000	$4,740,000
	Total	$3,980,000	$5,162,000	$3,150,000	$4,013,728	$4,740,000	$5,139,728
(1)	Salary continuation under a termination on a change of control would be two years for Mr. Gundermann and one year for each of Messrs. Burney, Kramer and Peabody.
(2)	For purposes of determining premiums for medical, life and disability coverage, the premiums paid in fiscal year 2018 are reflected.
(3)	For purposes of determining other perquisites, the amount paid in 2018 for club dues and auto expenses are reflected.
(4)	This is the value of outstanding, unvested stock options at December 31, 2018. The value was determined using December 31, 2018 Common Stock market price and was calculated by multiplying the market price by shares which can be acquired assuming all such options were exercised less the exercise price of the option.
(5)	Pursuant to the terms of SERP and SERP II, participants become vested in and eligible for benefits in the event of a participant’s death or termination of employment due to Disability, and those participants with at least 10 years of service will become vested in and eligible for benefits in the event of an involuntary termination without cause and a termination on Change of Control. Participants in SERP II become vested in and eligible for benefits in the event of a 409A Change in Control Event. The SERP does not provide for vesting upon a 409A Change in Control Event. All amounts represent the actuarially estimated present value of future benefits, SERP II benefits upon a 409A Change in Control Event are payable in a lump sum. All other SERP and SERP II benefits are payable in equal monthly installments over the life of the executive or the life of the surviving spouse.

EXECUTIVE COMPENSATION

Equity Compensation Plan Information

The following table sets forth the aggregate information of the Company’s equity compensation plans in effect as of December 31, 2018.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,455,263	$19.36	3,116,709

Equity compensation plans not approved by security holders	—	—	—
Total	1,455,263	$19.36	3,116,709

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning persons known to the Company to own more than 5% of the outstanding shares of Common Stock or Class B Stock and the number of shares and percentage of each class beneficially owned by each director, each executive officer named in the summary compensation table and by all directors and executive officers as a group as of March 31, 2019 (an asterisk indicates less than 1% beneficial ownership of the class):

	Shares of Common Stock		Shares of Class B Stock
Name and Address of Owner(1)	Number	Percentage	Number	Percentage
Raymond W. Boushie(2)	30,710	*	22,135	*
Robert T. Brady(3)	61,148	*	196,493	2.4%
David C. Burney(4)	75,742	*	209,456	2.6%
John B. Drenning(5)	73,501	*	472,210	5.8%
Jeffry D. Frisby(6)	5,333	*	800	*
Peter J. Gundermann(7)	124,645	*	765,563	9.2%
Warren C. Johnson(8)	5,333	*	800	*
Kevin T. Keane(9)	278,982	1.1%	2,030,543	24.9%
Neil Kim(10)	5,333	*	800	*
James S. Kramer(11)	71,954	*	418,974	5.1%
Mark Moran(12)	—	—	—	—
James F. Mulato(13)	14,345	*	5,721	*
Mark A. Peabody(14)	69,597	*	218,934	2.7%
BlackRock, Inc.(15) 55 East 52nd Street New York, NY 10055	2,941,886	11.5%	—	—
FMR LLC(16) 245 Summer Street Boston, MA 02210	2,258,783	10.43%	—	—
The Vanguard Group(17) 100 Vanguard Blvd. Malvern, PA 19355	1,556,308	7.18%	—	—
Wellington Management Group LLP(18) 280 Congress Street Boston, MA 02210	1,509,912	6.97%	—	—
International Value Advisers, LLC(19) 717 Fifth Avenue, 10th Floor New York, NY 10022	1,486,029	6.86%	—	—
Neuberger Berman Group LLC(20) 1290 Avenue of the Americas New York, NY 10104	1,411,363	6.52%	—	—
All directors and executive officers as a group (13 persons)(21)	816,623	3.3%	4,342,428	52.3%
(1)	The address for all directors and officers listed is: 130 Commerce Way, East Aurora, New York 14052.
(2)	Includes 22,833 shares of Common Stock and 17,855 shares of Class B Stock subject to options exercisable within 60 days.
(3)	Includes 27,833 shares of Common Stock and 26,707 shares of Class B Stock subject to options exercisable within 60 days.
(4)	Includes 38,308 shares of Common Stock and 49,141 shares of Class B Stock subject to options exercisable within 60 days.
(5)	Includes 32,722 shares of Common Stock and 27,107 shares of Class B Stock subject to options exercisable within 60 days. Mr. Drenning passed away in March 2019.
(6)	Includes 5,333 shares of Common Stock and 800 shares of Class B stock subject to options exercisable within 60 days.
(7)	Includes 117,224 shares of Common Stock and 146,247 shares of Class B Stock subject to options exercisable within 60 days.
(8)	Includes 5,333 shares of Common Stock and 800 shares of Class B stock subject to options exercisable within 60 days.
(9)	Includes 14,333 shares of Common Stock and 5,303 shares of Class B Stock subject to options exercisable within 60 days, 58,120 shares of Common Stock and 229,829 shares of Class B Stock owned by Mr. Kevin Keane’s spouse for the benefit of Mr. Kevin Keane’s spouse, as to which he disclaims beneficial ownership and 1,495,309 shares of Class B held by 5096 Saranac LLC.
(10)	Includes 5,333 shares of Common Stock and 800 shares of Class B stock subject to options exercisable within 60 days.
(11)	Includes 22,392 shares of Common Stock and 23,459 shares of Class B Stock subject to options exercisable within 60 days, 787 shares of Common Stock and 254 shares of Class B Stock owned by the James Shore Kramer Cust for Leah Jane Kramer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(12)	Mr. Moran became a director on December 14, 2018.
(13)	Includes 11,834 shares of Common Stock and 4,820 shares of Class B Stock subject to options exercisable within 60 days, and 100 shares of Common Stock and 32 shares of Class B Stock owned by Mr. James Mulato’s spouse.
(14)	Includes 46,836 shares of Common Stock and 61,942 shares of Class B Stock subject to options exercisable within 60 days.
(15)	BlackRock, Inc. reports having sole voting power for 2,885,291 shares of Common Stock and no shared voting power. BlackRock, Inc. claims sole dispositive power for 2,941,886 shares of Common Stock and no shared dispositive power. The beneficial ownership information is based solely upon Schedule 13G filed with the SEC on January 24, 2019.
(16)	FMR LLC reports having sole voting power for 475,367 shares of Common Stock and no shared voting power. FMR LLC reports having sole dispositive power for 2,258,783 shares of Common Stock and no shared dispositive power. The beneficial ownership information is based solely upon Schedule 13G filed with the SEC on February 13, 2019.
(17)	The Vanguard Group reports having sole voting power for 45,416 shares and shared voting power for 8,371 shares of Common Stock. The Vanguard Group claims sole dispositive power for 1,505,084 shares and shared dispositive power for 51,224 shares of Common Stock. The beneficial ownership information is based solely upon Schedule 13G filed with the SEC on February 11, 2019.
(18)	Wellington Management Group LLP, Wellington Management Group Holdings LLP and Wellington Investment Advisors Holdings LLP report having no sole voting power and shared voting power for 1,300,042 shares of Common Stock. Wellington Management Group LLP, Wellington Management Group Holdings LLP and Wellington Investment Advisors Holdings LLP claim no sole dispositive power and shared dispositive power for 1,509,912 shares of Common Stock. Wellington Management Company LLP reports having no sole voting power and shared voting power for 1,272,174 shares of Common Stock. Wellington Management Company LLP claims no sole dispositive power and shared dispositive power for 1,482,044 shares of Common Stock. The beneficial ownership information is based solely upon Schedule 13G filed with the SEC on February 12, 2019.
(19)	International Value Advisers, LLC reports having sole voting power for 1,396,808 shares of Common Stock and no shared voting power. International Value Advisers, LLC claims sole dispositive power for 1,486,029 shares of Common Stock and no shared dispositive power. The beneficial ownership information is based solely upon Schedule 13G filed with the SEC on February 13, 2019.
(20)	Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC report having no sole voting power and shared voting power for 1,400,122 shares of Common Stock. Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC report having no sole dispositive power and shared dispositive power for 1,411,363 shares of Common Stock. Neuberger Berman Equity Funds reports having no sole voting power and shared voting power for 1,031,391 shares of Common Stock. Neuberger Berman Equity Funds reports having no sole dispositive power and shared dispositive power for 1,031,391 shares of Common Stock. The beneficial ownership is based solely upon Schedule 13G filed with the SEC on February 13, 2019.
(21)	Includes 345,426 shares of Common Stock and 364,579 shares of Class B Stock subject to options exercisable within 60 days.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Except as noted below, during 2018, the executive officers and directors of the Company timely filed with the Securities Exchange Commission all required reports with respect to beneficial ownership of the Company’s securities. The sale of shares of Common Stock in January 2018 pursuant to a 10b5-1 trading plan by Mark Peabody was reported on a late Form 4 filed on February 20, 2018. The adjustment to outstanding options issued to Neil Kim to reflect the Company’s 15% Class B Distribution in October 2018 was reported on a late Form 4 filed on March 7, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE

The Company does not have written policies or procedures relating to the review, approval or ratification of related person transactions. Any such proposed transaction is submitted to the Board of Directors for approval.

John B. Drenning, who served as a director of the Company until his death in March 2019, was a partner in the law firm of Hodgson Russ LLP. During 2018, the Company incurred legal fees from Hodgson Russ LLP totaling $269,264.

PROPOSALS OF SHAREHOLDERS FOR 2020 ANNUAL MEETING

To be considered for inclusion in the proxy materials for the 2020 Annual Meeting of Shareholders, shareholder proposals must be received by the Company no later than December 19, 2019.

If a shareholder wishes to present a proposal at the Company’s 2020 Annual Meeting of Shareholders or to nominate one or more directors, and the proposal is not intended to be included in the Company’s proxy materials relating to that meeting, such proposal or nomination(s) must comply with the applicable provisions of the Company’s by-laws and applicable law. In general, the Company’s by-laws provide that with respect to a shareholder nomination for director, written notice must be addressed to the Secretary and be received by the Company no less than 60 nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. For purposes of the Company’s 2020 Annual Meeting of Shareholders, such notice must be received not later than March 31, 2020 and not earlier than March 1, 2020. The Company’s by-laws set out specific requirements that such written notices must satisfy.

OTHER BUSINESS

The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their judgment.

The Notice Regarding Availability of Proxy Materials for the Shareholder Meeting to be Held on May 30, 2019 has been mailed to shareholders. Copies of the Annual Report, as well as this Proxy Statement, Proxy Card(s), and Notice of Annual Meeting of Shareholders, are available at http://materials.proxyvote.com/046433 or by telephone at 1-800-579-1639.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS, BENEFICIALLY OR OF RECORD ON APRIL 10, 2019, ON REQUEST TO SHAREHOLDER RELATIONS, ASTRONICS CORPORATION, 130 COMMERCE WAY, EAST AURORA, NEW YORK 14052. THE ANNUAL REPORT ON FORM 10-K MAY ALSO BE OBTAINED IN THE INVESTOR RELATIONS SECTION OF THE COMPANY’S WEBSITE: WWW.ASTRONICS.COM.

By Order of the Board of Directors

David C. Burney,
Secretary

East Aurora, New York
Dated: April 17, 2019

ASTRONICS CORPORATION
130 COMMERCE WAY
EAST AURORA, NY 14052
ATTN: DAVID BURNEY

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/29/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/29/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Raymond W. Boushie 02 Robert T. Brady 03 Jeffry D. Frisby 04 Peter J. Gundermann 05 Warren C. Johnson
06 Kevin T. Keane 07 Neil Kim 08 Mark Moran

The Board of Directors recommends you vote FOR the following proposal:

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000417748_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

ASTRONICS CORPORATION
Annual Meeting of Shareholders
May 30, 2019 at 10:00 AM CT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Kevin T. Keane and David C. Burney or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Class B) stock of ASTRONICS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, CT on May 30, 2019 at Astronics Connectivity Systems & Certification Corp., 804 S. Northpoint Blvd, Waukegan, IL 60085 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000417748_2 R1.0.1.18